                             EXHIBIT 10 (W)

Amendment To Agreement with Principal Shareholders of Labcaire Systems, Ltd.

This Agreement entered into on the 28th day of June, 1996 is supplemental to a certain agreement dated May 21, 1992 (the "Original Agreement") between Misonix, Inc., [previously known as Medsonic, Inc.] with principal offices at 1938 New Highway, Farmingdale, New York 11735 ("Investor" or "Misonix") and each of David Patrick Stanley, John Anthony Haugh, Graham Mostyn Kear, Martin Joseph Keeshan, Geoffrey William Spear and Labcaire Systems Limited ("Labcaire" or the "Company").

                           W I T N E S S E T H

   i. Reference is made to the Original Agreement, the provisions of which are hereby incorporated by reference and made a part hereof; unless otherwise specified, the definitions in the Original Agreement shall have the same meanings when used herein except that "the Management Team" shall not include John Anthony Haugh.

  ii. John Anthony Haugh, having sold the balance of his shares of Labcaire to the Investor, is not becoming a party to this Agreement and is not affected hereby.

 iii. Clause 6 of the Original Agreement, referring to "Management Team Options," is hereby modified by striking out clauses 6.1, 6.2 and 6.4 in their entirety, retaining Clause 6.3 and adding certain new clauses, so that Clause 6, as hereby amended and restated, shall read as follows in its entirety:

 "Purchase of Management Team Shares

 Each of the Management Team hereby agrees to sell his Total Holding of Labcaire shares to the Investor and the Investor hereby agrees to purchase the same in accordance with the following: one-seventh (1/7th) of the Total Holding of each person is to be sold (the "Partial Purchase") in each of the next seven consecutive years, commencing with 1996 and ending in 2002, so that the final 1/7th of the Total Holding shall be sold in the Partial Purchase taking place in 2002.

 6.1 Each Partial Purchase shall occur on a date which is 60 days from the adoption of financial statements for the preceding financial period. One-seventh (1/7th) of the Total Holding of each member of the Management Team, whose name and shares are as set forth on Schedule A attached hereto, shall be purchased by the Investor at the Deemed Value thereof.

 6.2 At closing, the Investor shall, upon receipt of a duly completed share transfer form and the relevant share certificate, pay to that member of the Management Team the Deemed Value of the Labcaire ordinary shares being purchased pursuant to such Partial Purchase.

 6.3 The parties hereto will do all such acts and things as may be required to effect such transfer of shares including but not limited to the appropriate exercise or waiver of their rights under the Articles of Association of the Company.


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 6.4  The first Partial Purchase shall occur in 1996 based upon the audited accounts of the Company for the financial period ending June 30, 1996 (the "1996 Purchase").

      The purchase price for the 1996 Purchase shall be paid by the Investor to each selling member of the Management Team in cash at the closing, against delivery of certificates representing the Labcaire Ordinary shares being sold.

      The purchase price to be paid for each Partial Purchase shall be computed as follows: The Deemed Value of each Labcaire Ordinary share, as defined in Clause 1(1), shall refer to the Company's earnings before interest, tax and management charges shown in the audited statements for the immediately preceding fiscal period.

      In no event, however, shall the price to be paid by the Investor for an Ordinary share at any Partial Purchase after the 1996 Purchase be less than 50% of the price per Ordinary share in the 1996 Purchase, as calculated upon a like number of Labcaire shares in issue and fully paid on each such date.

 6.5 Any one or more members of the Management Team may, at his sole election, transfer his Total Holding of Labcaire Ordinary shares, only to the extent of the shares to be included in the current year's Partial Purchase, for any consideration or for no consideration, to his spouse and/or children provided, however, that any transferee agrees to be bound by this Agreement (including the obligations of sale of such Ordinary shares pursuant hereto) as if one of the Management Team in the respect of the Labcaire Ordinary shares so transferred.

 iv. The provisions of Clause 7, denominated as "Investor's Option," are hereby stricken in their entirety.

  v. The Option Agreements described in Clause 2.7 of the Original Agreement, relating to the purchase of Misonix shares, are hereby cancelled.

 vi. In Clause 1 of the Service Agreements dated May 21, 1992 between the Company, on the one hand, and each of Messrs. Kear, Keeshan and Spear, on the other, the reference to "three calendar months" is hereby changed to "six calendar months."


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         IN WITNESS HEREOF, this Agreement has been signed by or on behalf of the parties on and as of the day and year first above written.

                                Misonix, Inc.
                            By:
                                --------------------------------------
                                Joseph Librizzi, President - duly
                                authorized for Misonix Inc. in the presence of:

                                --------------------------------------


-----------------------         -----------------------
David Patrick Stanley           Martin Joseph Keeshan

-----------------------         -----------------------
Graham Mostyn Kear              Geoffrey William Spear

    Labcaire Systems Limited

By:
    ------------------------------------
    Duly authorized for Labcaire Systems
    Limited in the presence of:

    -------------------------

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                                           SCHEDULE A

                                                                        Shares covered by each partial purchase
                                                                                     (1/7th of total)*
                                                                        --------------------------------------------

                                        Percentage ownership of                                 Each Partial
                                       Labcaire shares at date of             1996             Purchase after
Management Term                             amended agreement               Purchase            1996 Purchase
--------------------------------- ------------------------------------- ------------------ -------------------------
Patrick Stanley                          30.76% (20,000 shares)               2,858                 2,857

Graham Kear                              23.08% (15,000 shares)               2,142                 2,143

Martin Keeshan                           23.08% (15,000 shares)               2,142                 2,143

Geoffrey Spear                           23.08% (15,000 shares)               2,142                 2,143

Total issued and outstanding
shares of Labcaire:                      350,000 shares



         All shares repurchased by Investor are to be regarded as issued and outstanding for purposes of calculation of total number of shares in issue and fully paid on the last day of a financial period for purposes of calculation of the Deemed Value.

         *In order to eliminate fractional shares, the numbers being purchased in the 1996 Purchase and in each Partial Purchase subsequent thereto will vary slightly.